Exhibit 10.36
Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. Omissions are designated as [*****].

LLC AGREEMENT
OF
PROJECT APOLLO LLC
DATED FEBRUARY 1, 2007

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13.14.	Joint Preparation	39
13.15.	Entire Agreement	39
13.16.	Further Assurances	39

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          This LIMITED LIABILITY COMPANY AGREEMENT of Project Apollo LLC (the “Company”) is made and entered into as of February 1, 2007 by and between Nielsen Media Research, Inc. a subsidiary of The Nielsen Company (US), Inc. (formerly known as VNU, Inc.) (“TNC-NMR), a Delaware corporation, having offices at 770 Broadway, New York, New York 10036 and Arbitron Inc. (“Arbitron”), a Delaware corporation, with offices at 142 West 57th Street, New York, New York 10019.
INTRODUCTION
          WHEREAS, TNC-NMR and Arbitron entered into the Option Agreement dated as of May 31, 2000, as amended by Amendment No. 1, dated February 21, 2003 (“Amendment No. 1” and, as amended by Amendment No. 1, the “Original Option Agreement”), and as amended by Amendment No. 2, dated as of September 27, 2004 (“Amendment No. 2”), and Agreement dated February 6, 2006.
          WHEREAS, TNC-NMR, The Nielsen Company (US), Inc. (“TNC”) and Arbitron have entered into an Apollo Cost-Sharing Agreement dated April 29, 2005, and TNC and Arbitron have signed a non-binding Term Sheet dated April 29, 2005, pursuant to which, inter alia, it is contemplated that they will proceed with negotiations to form a company for the purpose of implementing the commercial deployment in the United States of the New Product (as defined herein); and
          WHEREAS, TNC-NMR and Arbitron have agreed to such formation, subject to, and in accordance with, the terms and conditions herein set forth.
          NOW, THEREFORE, in consideration of the premises, and the mutual covenants contained herein and for other good and valuable consideration, and intending to be legally bound hereby, the parties hereto represent, warrant, covenant and agree as follows:
ARTICLE I
DEFINITIONS
          The following terms have the following meanings when used in this Agreement, unless the context expressly or by necessary implication otherwise requires:
          “ACNielsen” shall mean AC Nielsen (US), Inc. having offices at 770 Broadway, New York, NY 10036.
          “Agreement” shall mean this Limited Liability Company Agreement of Project Apollo LLC.
          “Affiliate” of a specified Person shall mean a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. For purposes of this definition the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means directly or indirectly owning equity securities (or other ownership interests) representing more than fifty percent (50%) of the voting power of all the outstanding equity securities of such specified Person; provided, however, Net Ratings Inc., a Delaware corporation, shall not be considered an Affiliate of TNC-NMR for purposes of this Agreement.

          “Amendment No. 1” shall have the meaning described in the Introduction hereto.
          “Amendment No. 2” shall have the meaning described in the Introduction hereto.
          “Applicable Feeds” shall mean all feeds except the feeds listed on Schedule C attached hereto unless otherwise agreed in writing by the parties.
          “Apollo Activities” shall have the meaning described in Section 10.04(b) hereof.
          “Approved Budget” shall mean an annual budget, expressed in terms of net cash flow (including revenue, operating and capital cash flows) approved by the Members’ Committee in accordance with Sections 7.01 and 7.02 hereof.
          “Approved Business Plan” shall mean a five-year business plan approved by the Members’ Committee in accordance with Sections 7.01 and 7.02 hereof.
          “Arbitron” shall mean Arbitron Inc., having offices at 142 West 57th Street, New York, New York 10019.
          “Assets” of a Person shall mean all of that Person’s properties and assets (real, personal or mixed, tangible or intangible), unless otherwise specified.
          “Business” shall have the meaning described in Section 2.02 hereof.
          “Business Services Agreement” shall have the meaning described in Section 5.06 hereof.
          “Buy/Sell Closing” shall have the meaning described in Section 10.03 hereof.
          “Capital Account” of a Member shall mean that Member’s initial Capital Contribution plus the amount of any additional Capital Contributions made by such Member and each such Member’s share of the net profits of the Company less any distributions made to such Member and less any net losses of the Company charged to such Member.
          “Capital Contributions” means, with respect to any Member, the amount of money and the fair value as agreed among the Members of any property contributed by such Member in respect of Interests.
          “CBET” means Critical Band Encoding Technology including, but not limited to, as implemented by Arbitron through encoding algorithms, software, and hardware and/or as described and/or claimed in related Arbitron patents including, but not limited to, U.S. Patent No. 5,450,490 and related patents.
          “Certificate” means the Certificate of Formation of the Company and any and all amendments thereto and restatements thereof, as filed with the Secretary of State of the State of Delaware pursuant to the Delaware Act.
          “Claims and Expenses” shall have the meaning described in Section 12.03 hereof.
          “Code” shall mean the Internal Revenue Code of 1986, as amended.

           “Collecting Party” shall have the meaning described in Section 8.03(d) hereof.
          “Combined Data” shall mean the combination of multimedia data with store/venue traffic information, product purchase information and/or Consumer Information.
          “Company” shall mean Project Apollo LLC, the Delaware limited liability company the Members form by entering into this Agreement.
          “Consumer Information” shall mean, collectively, consumer attitude and/or awareness and/or persuasion information relating to the potential or actual purchase or use of consumer products or services. It shall not mean information about media consumption (whether TV, radio, print, internet, outdoor or other media), nor the demographic information customarily collected from media panelists. It shall not mean information about consumer viewing of websites or other internet media content. It will mean consumer information data collected through internet-based customer surveys.
          “Controlling Member” shall have the meaning described in Section 6.06(c) hereof.
          “Cost Sharing Agreement” shall mean the Apollo Cost Sharing Agreement among TNC, TNC-NMR and Arbitron dated April 29, 2005, as amended.
          “Covered Person” means: (a) each Representative, the Tax Matters Member or a liquidating trustee, in each case in his or its capacity as such; (b) any Affiliate of each Representative, the Tax Matters Member or a liquidating trustee; and (c) any Person of which a Representative is an officer, director, shareholder, partner, member, employee, representative or agent.
          “Default Budget” shall have the meaning described in Section 7.03 hereof.
          “Delaware Act” shall mean the Delaware Limited Liability Company Act, 6 Del. C. §18-101, et seq., as amended from time to time.
          “Disabling Conduct” means, in respect of any Person, an act or omission (a) taken or omitted to be taken in bad faith, (b) taken or omitted to be taken in a manner which such Person did not reasonably believe to be in, or not opposed to, the best interests of the Company, (c) in the case of a Member, that constitutes a material breach or violation of this Agreement, (d) that is a criminal act by such Person that such Person had no reasonable cause to believe was lawful or (e) that constitutes gross negligence or willful misconduct by such Person.
          “Execution Date” shall mean the date of this Agreement.
          “Encoder” shall mean an existing device, as developed by Arbitron, for encoding inaudible information in audio signals and any improvements thereto made by Arbitron.
          “Final Purchase Price” shall have the meaning described in Section 10.02(c) hereof.

           “Financial Statements” shall mean a balance sheet of the Company and related statements of operations and cash flows, as of the end of each month, quarter or year, as the case may be, and for the corresponding period then ended.
          “Force Majeure” shall mean any event or condition, not existing as of the Execution Date, not reasonably foreseeable as of such date and not reasonably within the control of either Member, which prevents, in whole or in material part, the performance by a Member of its obligations under this Agreement, other than an obligation on the part of a Member to make any payment hereunder. Without limiting the generality of the foregoing, the following shall constitute events or conditions of Force Majeure: state or governmental action, riots, war, acts of terrorism, sabotage, strikes, lock-outs, prolonged shortage of energy or other supplies, fire, flood, hurricanes, earthquakes, lightning, and explosion.
          “[********] Review Period” shall have the meaning described in the definition of “Pilot Period”.
          ‘Four Network Milestone” shall mean all four major broadcast networks (ABC, CBS, Fox, NBC) have all Applicable Feeds encoded, on-line, and inserting Encoder codes into the networks’ distributions chain.
          “Funding Obligations” shall mean the cash call, including losses and capital required to be provided by the Members pursuant to the provisions of Article VI hereof.
          “GAAP” shall mean U.S. generally accepted accounting principles.
          “Homescan Panel” shall mean ACNielsen’s Homescan consumer panel designed to (i) monitor its members’ consumption of packaged goods, and (ii) provide an integration of attitude and usage information and, where applicable, online media behavior.
          “Indebtedness” shall mean (a) indebtedness for borrowed money, (b) obligations (as lessee or guarantor) to pay rent under a lease of real or personal property which is required by GAAP to be capitalized on a balance sheet of the Company prepared in accordance with the provisions of this Agreement, (c) purchase money obligations, and (d) any extension, refinancing or modification of any of the foregoing.
          “Interest” means the limited liability company interest of a Member in the Company at any particular time, including the right of such Member to any and all benefits to which a Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all the terms and provisions of this Agreement.
          “Internet” shall mean an interconnected system of networks that connects computers, cell phones or other data-communication devices by means of a common communications protocol and includes without limitation the world wide web and “walled gardens” including without limitation those offered by AOL, mobile phone companies, and other data service providers. For purposes of this Agreement, the internet shall be deemed to be a single medium unless and until a major portion of television viewership or radio listenership occurs through it, which they agree is not the case today. The Members agree that they will negotiate in good faith to determine what constitutes a “major portion” in terms of viewership or listenership levels and the business impact on the New Product, as well as any necessary modifications to the Agreement as a result thereof.
          “Investment Banking Firm” shall mean an independent leading recognized investment banking firm hired in accordance with Section 10.02 hereof.
          “IRS” shall have the meaning described in Section 6.09(a) hereof.
          “Judicial Review” shall have the meaning described in Section 6.09(b)(i) hereof.
          “Law” means any statute, law, regulation, ordinance, rule, injunction, order, decree, directive or any similar form of decision of, or determination by, any governmental or self-regulatory authority.
          “Licensed Improvements” shall have the meaning set forth in the Business Services Agreement.
          “Local Market Activities” shall have the meaning described in Section 8.03(e) hereof.
          “Management” shall mean the President and other officers of the Company appointed in accordance with the provisions of Section 4.02 hereof.
          “Market” shall mean a regional or local geographic market in the United States.
          “Members” means Arbitron and TNC-NMR and any other Person added as a member of the Company from time to time.
          “Members’ Committee” shall mean that Committee which is created according to the provisions of Section 4.01 hereof.
          “New Product” shall mean a product, and associated software (in executable form only) applications, which would utilize the integrated data collected from one or more Single-Source Marketing Panels within the United States that would be usable to measure the media return on investment to advertisers by collecting and integrating product Purchase Information, consumer attitude, awareness or persuasion information and/or store/venue traffic information with multimedia data using the PPM; but, subject to Section 2.02(b) hereof, specifically excluding and prohibiting the license or sale of (i) Homescan Product Purchase Information or PPM Data other than as such data are together integrated into the New Product, or (ii) individual radio, television or other individual data components of the New Product (such excluded activities collectively, the “Prohibited Product Actions”).
          “Noncontributing Member” shall have the meaning described in Section 6.06 hereof.
          “Original Option Agreement” shall have the meaning described in the Introduction hereto.
          “Other Member” shall have the meaning described in Section 6.06 hereof.

           “Percentage Interest” shall mean a Member’s Interest in the Company expressed as a percentage of all Interests. The initial Percentage Interests shall be fifty percent (50%) for TNC-NMR and fifty percent (50%) for Arbitron.
          “Person” shall mean any natural person, firm, corporation, limited liability company, partnership, association, trust or similar organization or governmental body.
          “Pilot Period” shall mean a period commencing as of the Execution Date and continuing until the earlier of:
     (i) the date upon which Arbitron shall have (x) failed to meet either of the two following milestones within thirty (30) days of the relevant Milestone Date, and (y) within forty-five (45) days following such thirty (30) day period, Arbitron shall have given notice to TNC-NMR, or TNC-NMR shall have given notice to Arbitron, that Arbitron failed to meet any such milestone within such thirty (30) day period:
     a. Three Network Milestone by [********] (the “Three Network Milestone Date”); or
     b. Four Network Milestone by [********] (the “Four Network Milestone Date” and together with the Three Network Milestone Dates, the “Milestone Dates”); or
     (ii) the date on which the following requirements have been met:
     a. The 5,000 Panel (as defined in the Cost Sharing Agreement) has been fielded to collect data and that data is based on encoders representing the Four Network Milestone (“Fully Encoded Panel”); and
     b. [********] calendar months of Pilot data as per customer contracts based on the Fully Encoded Panel shall have been received by the Pilot Sponsors (the date of receipt of all such information by such Pilot Sponsors, the “[********] Data Date”); and
     c. [********] months shall have passed, since the [********] Data Date for the clients to review the data and consider participating in the commercial service (“[********] Review Period”).
          “Pilot Period Budget” shall mean the budget for the Pilot Period, expressed in terms of net cash flow (including revenue, operating and capital cash flows), annexed hereto as Schedule A.
          “Pilot Sponsors” shall mean all those clients who sign an agreement to contribute money, expertise or other resources to the Apollo Pilot in exchange for early access to data or more favorable terms for a possible commercial agreement.
          “Portable People Meter” or “PPM” shall mean an existing device, as developed by Arbitron, and Updates thereof and Licensed Improvements thereto provided by Arbitron for the Company’s use during the term of this Agreement, for detecting CBET encoded information in an acoustically reproduced audio signal, the device being carryable on the person of a panel member.
          “PPM Data” shall mean data collected by use of the PPM and licensed by Arbitron to the Company.
          “President” shall mean the president of the Company appointed in accordance with the provisions of Section 4.02 hereof.
          “Primetime Viewership Shares” shall mean primetime viewership shares of national ad-supported networks (broadcast and cable) measured by Nielsen Media Research’s NTI (National Television Index) service for calendar year 2004.
          “Proposer” shall have the meaning described in Section 10.02 hereof.
          “Proposer’s Notice” shall have the meaning described in Section 10.02(b) hereof.
          “Proposer’s Purchase Price” shall have the meaning described in Section 10.02(a) hereof.
          “Purchase Information” shall mean data relating to a consumer’s purchase of a product or service through any channel, including without limitation, retail, catalogue and internet. Such data shall include without limitation the description and quantity of what product or service is purchased, purchase price, means of payment, identity of purchaser and the time and place of purchase.
          “Recipient” shall have the meaning described in Section 10.02 hereof.
          “Recipient’s Purchase Price” shall have the meaning described in Section 10.02 hereof.
          “Related Agreements” shall have the meaning described in Section 8.01 hereof.
          “Representative” shall mean an individual appointed by a Member to the Members’ Committee.
          “Single-Source Marketing Panel” shall mean a single panel of consumers from which product Purchase Information, consumer attitude, awareness or persuasion information and/or/venue traffic information and multimedia data is both collected and marketed as a single panel. For purposes of this agreement, Single Source Marketing Panel will not mean data sets collected from the same panel but marketed as multiple and distinct data sets, where for example to share panel costs between two services, such data is collected from a single panel but separately defined, marketed and delivered.
          “Service Provider” shall have the meaning described in Section 8.03(b)(i) hereof.
          “Subsidiary” of a Person shall mean any corporation or other entity of which securities (or other ownership interests) having ordinary voting power to elect a majority of the board of directors (or other persons performing similar functions) are at the time directly or indirectly owned by that Person.
          “Tax Audit” shall have the meaning described in Section 6.09(b)(i) hereof.
          “Tax Matters Member” shall have the meaning described in Section 6.09(a) hereof.
          “Territory” shall mean the United States and shall not include its territories, possessions or any other places under the jurisdiction thereof.
          “TNC-NMR” means Nielsen Media Research Inc, a subsidiary of The Nielsen Company (US), Inc., having offices at 770 Broadway, New York, New York 10036.
          “TNC” means The Nielsen Company (US), Inc., having offices at 770 Broadway, New York, New York.
          “Three Network Milestone” shall mean three of the four major broadcast networks (ABC, CBS, Fox, NBC) have all Applicable Feeds encoded, on-line, and inserting Encoder codes into the networks’ distribution chain.
          “Treasury Regulations” shall mean the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
          “Updates” shall have the meaning set forth in the Business Services Agreement.
          “Valuation Report” shall have the meaning described in Section 10.02 hereof.
          “Vendor Services Agreement” shall have the meaning described in Section 5.01 hereof.
ARTICLE II
BUSINESS PURPOSE AND ACTIVITIES
          2.01. Place of Business
          The principal place of business of the Company shall be determined by the Members’ Committee. At any time, the Members’ Committee may change the location of the Company’s principal place of business to another location by mutual agreement.
          2.02 Conduct and Nature of Business; Prohibited Activities.
          (a) Subject to the terms of this Agreement, the Company business shall be conducted in an independent, profit-oriented manner, and shall be (and without the prior written consent of the Members’ Committee shall only be) to implement the commercial deployment in the Territory of the New Product (the “Business”).

          (b) The Company shall not take any of the Prohibited Product Actions but clients of the Company shall not be prohibited from accessing respondent level data; provided, however, that the Company shall not promote such access.
          2.03. Marketing Rights; Rights to Company Data
          Marketing rights for the New Product data are hereby divided until the termination of this Agreement, dissolution/liquidation of the Company or the exercise by a Member of its right to purchase all the Interests of the other Member pursuant to Section 10.02 hereof as follows:
          (a) Arbitron shall have the exclusive right to market the Company’s New Product to radio stations and radio networks (including satellite radio and both analog and digital (internet) radio) and TNC-NMR shall have the exclusive right to market the Company’s New Product to television networks and television stations (including cable networks, MSOs, and satellite television DBSs). Each of Arbitron and TNC-NMR shall be entitled to retain twenty percent (20%) of its revenue derived from the license or sale of the New Product, and shall remit eighty percent (80%) thereof to the Company.
          (b) The Company shall own all rights to any New Product data. The Company shall have the exclusive right to offer to sell, rent, license or distribute such data to advertisers and advertising agencies and any other customers not reserved to Arbitron and TNC-NMR under paragraph (a) hereof. All profits and losses of the Company from the above activities will be shared between the Members in accordance with this Agreement.
          2.04. Rights to the Data and Improvements
          (a) Any improvements of and modifications to the PPM or PPM Data collection and respondent materials related to the PPM developed by or on behalf of Arbitron, and whether or not requested, by the Company and any inventions, patents or other intellectual property covering such improvements or modifications shall be owned by Arbitron; provided, however, that all such improvements shall be developed by and at the cost of Arbitron. Company resources shall not be used to make any such improvements or modifications, and the Company shall under no circumstances own any such improvements or modifications.
          (b) Any improvements and modifications of the Homescan Panel or marketing panel recruitment, installation, and maintenance developed by or on behalf of ACNielsen and, whether or not requested, by the Company, and any inventions, patents or other intellectual property covering all or part of such improvements or modifications shall be owned by ACNielsen; provided, however, that all such improvements shall be developed by and at the cost of ACNielsen. Company resources shall not be used to make any such improvements or modifications, and the Company shall under no circumstances own any such improvements or modifications.
          (c) Any improvements and modifications of the New Product developed by the Company, and any inventions, patents or other intellectual property covering all or part of such improvements, shall be owned by the Company; provided, however, that the development of such improvements shall be documented in advance and agreed to by Members.
          (d) All PPM Data shall be owned by Arbitron as specified and in accordance with the Business Services Agreement, and all Homescan Panel data shall be owned by ACNielsen as specified and in accordance with the Vendor Services Agreement.
ARTICLE III
FORMATION AND TERM
          3.01. Formation
          The Members hereby form the Company as a limited liability company under and pursuant to the provisions of the Delaware Act, and agree that the rights, duties and liabilities of the Members shall be as provided in the Delaware Act, except as otherwise provided in this Agreement. Upon the execution of this Agreement, TNC-NMR and Arbitron shall be admitted as Members. The Members hereby designate James Ross to file the Certificate of Formation of the Company. The Members may jointly describe any person as an authorized person, within the meaning of the Delaware Act, to execute, deliver and file any amendments and/or restatements thereof with the office of the Secretary of State of the State of Delaware pursuant to the Delaware Act.
          3.02. Members’ Interests
          As of the date of this Agreement, TNC-NMR and Arbitron shall each own fifty percent (50%) of the Company Interests.
          3.03. Name
          The name of the Company is “Project Apollo LLC”, and may be changed by the unanimous consent of the Members. The business of the Company may be conducted under the name of the Company, or under any other name designated by the Members’ Committee. The Company shall be described as a joint venture of TNC-NMR and Arbitron.
          3.04. Term
          The Company shall commence as of the date of the filing of the Certificate. The term of the Company shall continue for a period of fifteen (15) years from the end of the Pilot Period, unless terminated earlier in accordance with the provisions of Sections 10.01(a) or 10.04 hereof. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate as provided in the Delaware Act.
          3.05. Registered Agent and Office
          The Company’s registered agent and office in the State of Delaware shall be The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. At any time, the Members’ Committee may mutually designate another registered agent or registered office.

          3.06. Principal Place of Business
          The principal place of business of the Company shall be determined by the Member’s Committee. At any time, the Members’ Committee may change the location of the Company’s principal place of business to another location by mutual agreement.
          3.07. Qualification in Other Jurisdictions
          The Members’ Committee shall cause the Company to be qualified, formed or registered under assumed or fictitious name statutes or similar Laws in any jurisdiction in which the Company transacts business. The Company shall execute, deliver and file any certificates (and any amendments to or restatements of such certificates) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.
          3.08. Reliance by Third-Party Creditors
          This Agreement is entered into among the Members for the exclusive benefit of the Company, its Members and their successors and assigns. This Agreement is expressly not intended for the benefit of any creditor of the Company or any other Person. Except and only to the extent provided by applicable statute, no such creditor or third party shall have rights under this Agreement or any agreement between the Company and any Member with respect to any Capital Contributions or otherwise.
          3.09. Title to Assets
          Except as otherwise provided in this Agreement, all Assets shall be owned by the Company as an entity and no Member shall have any ownership interest in such Assets in the Member’s individual name or right. The Company shall hold all Assets in the name of the Company.
          3.10. Payment of Individual Obligations
          The Company’s credit and Assets shall be used solely for the benefit of the Company and no Assets of the Company shall be transferred or encumbered for or in payment of any individual obligation of any Member.
ARTICLE IV
MANAGEMENT OF THE COMPANY
          4.01. Members’ Committee
          (a) General. A Members’ Committee shall supervise the activities of the Company and will, among other things, (i) approve the expenditure of funds for Company operations, on a basis consistent with the requirements of the relevant Approved Budget of the Company under Article VII hereof; (ii) approve the hiring and firing of the President, the chief financial officer and other officers of the Company; (iii) attempt to resolve any and all disputes between the Members as to the Company’s operations; (iv) attempt to resolve any and all disputes between the Members concerning licensing or marketing rights issues which arise out of the Company’s operations; and (v) consider and act upon all other material matters which impact upon or affect the operation of the Company. The authorization and approval of the Members’ Committee shall be a condition precedent to the taking of those actions set forth in Section 4.03 hereof. The Members’ Committee shall also consider and act upon those other matters which are contemplated by this Agreement as being subject to its consideration or approval. The Representatives of the Members’ Committee shall act as representatives of the Members.
          (b) Members’ Committee. TNC-NMR and Arbitron shall each appoint an equal number of Representatives to the Members’ Committee. Initially, each Member shall appoint three such Representatives. The names of each Member’s designated Representatives on the Execution Date are set forth in Schedule B to this Agreement. Subsequent appointments of Representatives to the Members’ Committee will be made by written notice to the other Member and each such appointment may be changed by reasonable advance written notice to the other Member(s). The chairmanship of meetings of the Members’ Committee shall alternate between Representatives of each Member on a meeting-by-meeting basis. The Members’ Committee shall appoint one or more secretaries to keep records of its meetings. The Chief Financial Officers of TNC-NMR and Arbitron may also attend the meetings of the Members’ Committee.
          (c) Meetings. The Members’ Committee shall establish its own schedule and location of regular meetings, which shall be held at least on a calendar-quarterly basis. Special meetings of the Members’ Committee shall be held at a mutually convenient location; provided that in the absence of an agreement on such location, the location will rotate between the head offices of each Member. Any meeting of the Members’ Committee may be conducted by telephone provided all Representatives wishing to participate are able to listen and speak to one another while the meeting is being conducted.
          (d) One Vote Per Member/Dispute Resolution. The Representatives of each Member shall each have the right to one vote and all decisions of the Members’ Committee shall be by unanimous vote, subject to Section 6.06(c) hereof. In the event that the Members’ Committee is unable to unanimously resolve an issue within a reasonable time after it arises, upon either Member’s request, the Chief Executive Officers of Arbitron and TNC-NMR shall meet and attempt to resolve the issue. If the Chief Executive Officers of Arbitron and TNC-NMR are unable to resolve such issue within thirty (30) days after such issue is brought to their attention by written notice from the Members’ Committee, then the dispute shall be referred to non-binding mediation under the auspices of the American Arbitration Association of New York City, and if still not resolved within ninety (90) days after the commencement of such mediation, then either party may resort to arbitration in accordance with, and subject to, the provisions of Section 13.09 hereof to resolve such dispute. The provisions of this Section 4.01(d), and the provisions of Sections 10.01 and 10.04 hereof, providing an option for dissolution or buy/sell at the times and under the conditions set forth therein, shall be the sole remedies available in the event of a dispute which is unresolved.
          (e) Decisions.
          (i) Valid decisions of the Members’ Committee may be taken only at a meeting where at least one Representative of each Member is present, and has an executed proxy (whether in facsimile or other written form) from the other

Representatives of such Member, subject to Section 6.06(c) hereof. The Chairman for each meeting shall give the Representatives at least five (5) days written notice prior to the meeting, unless waived.
          (ii) Decisions may also be made by the Members’ Committee, without a meeting being held, by facsimile or other written instrument which is executed by all Representatives of each Member.
          (f) Invitees. The President and other Company officers and employees of the Members may attend meetings of the Members’ Committee at the invitation of any Representative. Such invitees shall not be Members of the Members’ Committee, nor shall they be entitled to vote on matters which come before the Members’ Committee.
          4.02. Management of the Company
          (a) President. The Company shall have a President who shall report to the Members’ Committee and shall have, within the guidelines of the Approved Business Plan and Approved Budget, overall responsibility for management of the Company, including specific responsibility for staffing, sales and other similar organizational and product issues. The President shall not hire or terminate any officer of the Company without the advance written approval of such action by the Members’ Committee. Any decision to terminate the employment of the President or change the duties or responsibilities of the President shall require the approval of the Members’ Committee.
          (b) Other Officers. The Members’ Committee shall elect and replace officers for such positions as the Members’ Committee may determine from time to time, and such officers shall perform such duties and have such powers as the Members’ Committee may then determine. The officers will manage the day-to-day operations of the Company in a manner consistent with the policies, procedures, budgets, plans and programs ordered or approved by the Members’ Committee consistent with the provisions of this Agreement and the Delaware Act.
          (c) Other Employees. The Company shall be entitled to hire and provide such other employees compensation and benefits as are, in each case, in accordance with the Approved Business Plan and the Approved Budget or the unanimous action of the Members’ Committee.
          4.03. Prior Approval
          No act shall be taken, sum expended, decision made or obligation incurred by or on behalf of the Company with respect to any matter described below unless such proposed action shall have been unanimously (subject to Section 6.06(c) hereof) approved by the Members’ Committee:
          (a) hiring or terminating the President or other elected officers and fixing their compensation;
          (b) entering into, materially modifying, renewing, terminating or canceling any license or other agreement with any Person, other than Arbitron or TNC-NMR or their respective Affiliates, relating to the Company’s intellectual property rights or proprietary data except for non-exclusive, non-material agreements in the ordinary course of business;
          (c) appointing independent auditors of the Company;
          (d) appointing legal counsel to the Company;
          (e) commencing or settling any lawsuit or claim involving the Company (other than a collection action or payment dispute) involving amounts above $50,000 or non-monetary relief;
          (f) adopting or implementing any plan of dissolution or liquidation, except as provided in Section 10.01(a) or Section 10.04 hereof;
          (g) merging or consolidating with or into any Person, or acquiring all or part of another business (whether by acquisition of stock or assets or otherwise) or entering into a cooperative arrangement with another party which is the functional equivalent thereof;
          (h) selling, encumbering, leasing, transferring or otherwise disposing of, in whole or in part, any of the Company’s Assets, except in the ordinary course of business of the Company;
          (i) establishing or allowing to exist any Subsidiary of the Company;
          (j) making any investment in, loan to or guaranty of any obligations of any Person;
          (k) any sale, transfer or other disposition by the Company of any interest therein or of any right to acquire any interest therein;
          (l) incurring any Indebtedness which exceeds the amount thereof set forth in the Approved Budget period applicable at that time;
          (m) admitting a new Member or creating a new class of Members except as expressly provided in this Agreement;
          (n) effecting a bankruptcy, dissolution, liquidation or reorganization of the Company except as provided in Article X;
          (o) committing the Company (either contractually or otherwise) for obligations outside the ordinary course of business, or for long-term operating leases;
          (p) initiating a capital call to the Members which (x) would result in annual funding which is in excess of one hundred ten percent (110%) of the cash expenditures and capital spending within a unanimously Approved Budget or (y) in any year in which the Company is operating under a default budget in accordance with section 7.03 hereof, would result in annual funding in excess of one hundred six percent (106%) of the cash expenditures and capital spending within the applicable default Approved Budget for such year or (z) in any year in which the Company is operating under a budget adopted without unanimous consent in accordance with Section 6.06(c)(ii) hereof, would result in annual funding in excess of one hundred six percent (106%) of the applicable default Approved Budget that would be in effect for such year if the Company were operating under a default budget in accordance with section 7.03 hereof for such year;
          (q) assigning rights in any Assets of the Company, other than Interests of the Company pursuant to Sections 9.01 or 10.02 hereof;
          (r) confessing a judgment or submitting a Company claim or liability in excess of fifty thousand dollars ($50,000) to arbitration, except as provided in this Agreement;
          (s) adoption of methodology, edit rules, and quality control standards and procedures;
          (t) substantive changes to methodology, edit rules, and quality control standards and procedures;
          (u) establishment of panel locations, panel sizes and other panel specifications;
          (v) changes to panel locations, panel sizes and other panel specifications;
          (w) material changes to data collection technology;
          (x) approval of the Approved Budget and the Approved Business Plan and changes thereto;
          (y) establishing or changing the Company’s accounting policies, revenue recognition policies, or the payment procedure for the Company’s products or services;
          (z) expansion of business or scope of the Company;
          (aa) establishing or changing a royalty schedule of payments to made to the Company pursuant to Section 8.03(d) hereof; and
          (bb) establishing or changing a sample report that, pursuant to Section 8.03(d) hereof, the Collecting Party may distribute, in limited amounts and for limited periods and solely to test the market and permit the Collecting Party to determine the fees to charge its customers for a product consisting of Combined Data on a Market by Market basis.
          Notwithstanding anything to the contrary herein, (i) any agreement or transaction with TNC-NMR or a TNC-NMR Affiliate or any amendment, modification, declaration of default, or waiver of the Company’s rights or the other Person’s obligations under, or termination by the Company of, or the commencement, prosecution, settlement or finalization of any claim, dispute, proceeding, judgment, liability and other matters in question arising out of, or with respect to, the Vendor Services Agreement or any other agreement with TNC-NMR or a TNC-NMR Affiliate will require the consent of, and may be directed by, the Arbitron Member Representatives but not the TNC-NMR Member Representatives and (ii) any agreement or transaction with Arbitron or any Arbitron Affiliate or any amendment, modification, declaration of default, or waiver of the Company’s rights or the other Person’s obligations under, or termination by the Company of, or the commencement, prosecution, settlement or finalization of any claim, dispute, proceeding, judgment, liability and other matters in question arising out of, or with respect to, the Business Services Agreement or any other agreement with Arbitron or any Arbitron Affiliate will require the consent of, and may be directed by, the TNC-NMR Member Representatives but not the Arbitron Member Representatives. Arbitron agrees to cause its Representatives to agree to vote in accordance with the TNC-NMR Member Representatives on the matters that require the consent of the TNC-NMR Member Representatives but not the Arbitron Representatives. TNC-NMR agrees to cause the TNC-NMR Member Representatives to agree to vote in accordance with the Arbitron Representatives on the matters that require the consent of the Arbitron Representatives but not the consent of the TNC-NMR Member Representatives. The provisions of this paragraph shall not compel TNC-NMR, a TNC-NMR Affiliate or Arbitron or an Arbitron Affiliate to enter into any agreement or transaction (for the avoidance of doubt, the Vendor Services Agreement is being entered into pursuant to Section 5.01 hereof and the Business Services Agreement is being entered into pursuant to Section 5.06 hereof) or constitute an agreement as to any sample report pursuant to Section 4.03(aa) or royalty schedule pursuant to Section 4.03(bb) nor modify the rights of TNC-NMR, a TNC-NMR Affiliate or Arbitron or an Arbitron Affiliate as the other Person under any agreement with the Company.
ARTICLE V
RELATED AGREEMENTS & ANCILLARY LICENSING
          5.01. ACNielsen Exclusive Vendor Services Agreement
          As of the Execution Date, ACNielsen is hereby designated as a vendor to the Company, subject to and in accordance with the terms of the Vendor Services Agreement attached hereto as Exhibit A, which is being executed by the Company and ACNielsen simultaneously herewith.
          5.02. Access to Properties and Records
          During the term of this Agreement and until the final dissolution of the Company and the complete liquidation of its Assets pursuant to the provisions of Article X, each of the Members (as well as their respective designated Representatives) shall be afforded, on not less than three (3) business days’ written notice to the Company, access during normal business hours to the facilities, properties, books, records and files of the Company (and shall maintain the confidentiality of any property or information that is proprietary to the Member which is not seeking such access), to the extent as may be reasonably required for purposes related to this Agreement or any of the agreements which are being executed and delivered in connection herewith, including, but not limited to, audits of the profits and loss statements, balance sheets and other financial and tax records of the Company. In addition, each Member shall provide the Company with monthly sales records indicating each customer to whom such Member has sold or provided any of the Company products, including the length of the contract.

          5.03. Transitional Services; Real Estate Arrangements
          Any transitional, ongoing, administrative or other services and real estate arrangements of the Company shall be provided in accordance with the Pilot Period Budget, and, after the Pilot Period, the Approved Business Plan and the Approved Budget.
          5.04. Further Assurances
          Each of the Members shall (and shall cause each of its Affiliates to), at any time and from time to time after the Execution Date, at its cost and expense, execute, deliver, file and record such other instruments and documents, and take such other actions, as the other party may reasonably request in order to carry out the provisions of this Agreement or of any other agreement or instrument executed and delivered in connection herewith.
          5.05. Authorized Action
          Whenever an action is described herein as to be taken by the Company, it shall be by action of the President or other appropriate officer of the Company, unless otherwise provided.
          5.06. Business Services Agreement. As of the Execution Date, Arbitron is hereby designated as a vendor to the Company, subject to and in accordance with the Business Services Agreement, attached hereto as Exhibit B, which is being executed by the Company and Arbitron simultaneously herewith.
ARTICLE VI
FUNDING, ALLOCATIONS, DISTRIBUTIONS AND CAPITAL ACCOUNTS
          6.01. Funding Obligations
          To the extent Capital Contributions or other Funding Obligations from the Members are needed, they will be made in equal amounts by the Members.
          6.02. Third-Party Financing
          It is the intention of the Members that the Company shall act as an independent entity from a financial point of view. The Members shall not use the Company or any of its Assets as collateral for any of the Members’ or their Affiliates’ borrowings or debts. The Company may satisfy its needs for funding under this Article VI by incurring Indebtedness from a third party with the approval of the Members’ Committee. The Company shall notify the Members in writing of any requested third-party financing arrangement at least thirty (30) days prior to the proposed implementation thereof.
          6.03. Cash Contributions and Distributions
          (a) Intent. It is the intent of the Members that the Company shall be operated with the minimum amount of cash being retained by the Company at any time.
          (b) Contributions by the Members

          (i) Shared Equally. The Members hereby agree that, subject to the terms hereof, the Funding Obligations of the Company, subject to subsection (iii) of this Section 6.03(b), will be shared in accordance with their Percentage Interests and each Member, upon execution of this Agreement, shall make a cash Capital Contribution in an amount to be determined by the Members’ Committee.
          (ii) During Pilot Period. During the Pilot Period, Capital Contributions or other Funding Obligations will be made in equal amounts by the Members in accordance with the Pilot Period Budget unless and until either party elects to terminate the Pilot Period and dissolve the Company in accordance with Section 10.04 hereof.
          (iii) After Pilot Period. Contributions by the Members of Funding Obligations of the Company in respect of any period after the Pilot Period shall be made, subject to Section 4.03(p) hereof, in accordance with the Approved Budgets and otherwise on an “as needed” basis, as determined by the President on behalf of the Company in accordance with a quarterly funding forecast (indicating monthly Funding Obligations for the quarter) which the President shall prepare and recommend to the Members’ Committee on a regular basis. Whenever the President determines that additional capital is needed to meet Funding Obligations for the next calendar quarter, then the President shall give written notice to the Members, which notice shall include a statement of the proposed use of the proceeds. The Members shall consider such notice and the funding needs of the Company, and such recommendation, if it is within the applicable limit specified in Section 4.03(p) hereof, shall constitute an approved Funding Obligation of the Members, and the Members shall provide funds required, thereby, in the form and in the amounts called for thereby. If the recommendation is beyond such applicable limit specified in Section 4.03(p) hereof, it shall only become an approved Funding Obligation if approved by the Members’ Committee; provided, however, that neither Arbitron nor TNC-NMR shall be obligated to make a Capital Contribution in excess of the applicable limit set forth in Section 4.03(p) hereof in respect of a Funding Obligation approved by the Members’ Committee without unanimous consent in accordance with Section 6.06(c)(ii) hereof; and provided, further, any failure to make a Capital Contribution or any payment thereof in excess of the applicable limit set forth in Section 4.03(p) hereof in respect of a Funding Obligation approved by the Members’ Committee without unanimous consent in accordance with Section 6.06(c)(ii) hereof shall not result in (i) either Member having their respective Percentage Interest adjusted or the Other Member having the right to advance for its own Capital Account any capital pursuant to Section 6.06(b) hereof or (ii) the Other Member having the right to withdraw any Capital Contributions pursuant to Section 6.06(a) hereof; and provided, further, any Capital Contribution made in excess of the applicable limit set forth in Section 4.03(p) hereof in respect of a Funding Obligation approved by the Members’ Committee without unanimous consent in accordance with Section 6.06(c)(ii) hereof shall be considered a loan to the Company and shall be made on reasonable terms approved pursuant to the last paragraph of Section 4.03 before such loan is made.
          6.04. Fiscal Year

          The fiscal year of the Company shall be the calendar year.
          6.05. Allocations and Distributions Between Members.
          (a) Distributions to the Members. The Company shall distribute to the Members any of the Company’s cash which, in the judgment of the Company, exceeds the minimum cash requirements of the business for a reasonable period of time. Such excess cash distributions shall be allocated between the Members in accordance with their Percentage Interests.
          (b) Profits and Losses. Profits and losses of the Company shall be allocated between the Members in accordance with their Percentage Interests.
          6.06. Member’s Failure to Meet Funding Obligations After Pilot Period
          In case a Member (the “Noncontributing Member”) fails to make a Capital Contribution or other Funding Obligation that is required to fund the ongoing business of the Company in respect of any period after the Pilot Period as set forth in the most recent unanimously Approved Budget or any higher limit under Section 4.03(p) hereof, then the other Member (the “Other Member”) may, as its exclusive remedy in respect of such failure, subject to Section 6.03(b)(iii) hereof, elect to exercise one, and only one, of the following alternatives under paragraphs (a) or (b):
          (a) The Other Member, subject to Section 6.03(b)(iii) hereof, may withdraw its respective additional Capital Contributions in an amount comparable to that which the Noncontributing Member failed to make; or
          (b) The Other Member may, subject to Section 6.03(b)(iii) hereof, after giving the Noncontributing Member written notice expressly and conspicuously citing the provisions of this Section 6.06, advance for its own Capital Account (in addition to the additional Capital Contribution required of it) the additional capital requested from the Noncontributing Member. Thereafter, unless, within ninety (90) days after the notice, the Noncontributing Member contributes the additional capital which had been requested (in which case the Other Member shall withdraw such amount from the Company), subject to Section 6.03(b)(iii) hereof, each Member’s respective Percentage Interest shall be adjusted to proportionately reflect the relative change in the parties’ Capital Account resulting from the failure of the Noncontributing Member to make such Capital Contribution or other Funding Obligation and these adjustments shall thereafter be taken into consideration for purposes of allocating cash distributions, profits, losses and distributions of the Assets and properties of the Company upon termination of this Agreement.
          (c) In the event that, pursuant to the provisions of paragraph (b) of this Section 6.06, the Noncontributing Member no longer owns at least a fifty percent (50%) Interest in the Company, then thereafter, whichever Member holds the majority of the Interests (the “Controlling Member”) shall be entitled to appoint four Member Representatives to the Members’ Committee and the other Member shall be entitled to appoint three Members, and the following shall apply:

          (i) Each Representative shall be entitled to one vote, in person or by proxy, at meetings of the Members’ Committee and decisions of the Committee shall be by majority vote of all of the Representatives of both Members;
          (ii) notwithstanding the foregoing, while the Controlling Member owns greater than fifty percent (50%) but less than seventy five percent (75%) of the total outstanding Interests, but not while seventy five percent (75%) or more of the total outstanding Interests are owned by the Controlling Member, all actions enumerated in Section 4.03 hereof, except those enumerated in paragraphs (a), (b), (d), (e), (r), (x), and (y) of Section 4.03, shall continue to require unanimous consent of all of the Representatives of both Members;
          (iii) in all cases, the provisions of the last paragraph of Section 4.03 hereof shall continue to apply;
          (iv) all other management provisions of Article IV, to the extent not modified pursuant to this Section 6.06(c), shall continue to apply, including, without limitation, Section 4.01(e)(i) hereof; provided, however, that all actions that (x) pursuant to this Section 6.06(c), no longer require unanimous consent of all of the Representatives of both Members and (y) are contained in the notice described below, may be made at a Member’s Committee meeting without a Representative of the Member that owns a minority of Interests being present at such meeting, so long as that Member shall have been given at least fifteen (15) days prior written notice of such meeting stating the purpose thereto; and
          (v) The dispute resolution provisions of Sections 4.01(d) hereof shall continue to apply to any decisions of the Members’ Committee requiring unanimous consent.
          6.07. Capital Accounts
          The Company shall maintain a Capital Account on behalf of each Member. Each Member’s Capital Account shall reflect all profit and loss allocations, contributions and distributions made pursuant to the terms of this Agreement by a debit or credit, as applicable.
          6.08. Accounting Procedures
          (a) Accounting Principles. The books of account of the Company shall be kept and maintained at the principal place of business of the Company, or at such other place or places as shall be determined by the Members’ Committee. The books of account and the Financial Statements of the Company shall be prepared in accordance with GAAP, consistently applied, which shall be utilized in the preparation of the books of account and Financial Statements of the Company.
          (b) Financial Statements. The Company shall cause Financial Statements to be prepared and furnished to each of the Members, as soon as is practicable after the end of each month, quarter and year, as the case may be, but in no event later than three (3) working days after the end of each month or quarter or three (3) working days after the end of a year.

The Financial Statements shall be prepared in accordance with Section 6.08(a) hereof, and shall be accompanied by:
          (i) a certificate signed by the president of the Company and the principal financial employee of the company to the effect that the unaudited consolidated financial statements reflect all adjustments necessary to present fairly the financial position, results of operations and cash flows, in the case of Financial Statements relating to any month, or to any of the first three fiscal quarters of each year, or to any full fiscal year for which audited Financial Statements are not requested by either Member pursuant to clause (ii) below; and
          (ii) an independent auditor’s report prepared by a firm of independent certified public accountants approved by the Members’ Committee, in the case of Financial Statements relating to a full fiscal year, if so requested by either Member.
The president of the Company and the principal financial employee of the Company responsible for providing accounting services to the Company shall also provide each Member and the Members’ Committee with such other reports relating to the operations of the Company as it may from time to time request. Any audit under subparagraph (i) or (ii) hereof shall be at the Company’s expense.
          6.09. Principal Tax Matters
          (a) Arbitron shall be the “tax matters partner” of the Company for United States federal income tax purposes (the “Tax Matters Member”). Pursuant to Section 6223(c) of the Code, upon receipt of notice from the Internal Revenue Service (the “IRS”) of the beginning of an administrative proceeding with respect to the Company, the Tax Matters Member shall furnish the IRS with the name, address and profit interest of each of the Members provided, however, that such information is provided to the Tax Matters Member by the Members.
          (b) The Tax Matters Member shall, with the prior approval of the Members’ Committee, be permitted to:
          (i) enter into any settlement with the IRS with respect to any administrative or judicial proceedings for the adjustment of the Company items required to be taken into account by a Member for income tax purposes (such administrative proceedings being referred to as a “Tax Audit” and such judicial proceedings being referred to as “Judicial Review”);
          (ii) in the event that a notice of a final administrative adjustment at the Company level of any item required to be taken into account by a Member for tax purposes (a “Final Adjustment”) is mailed to the Tax Matters Member, seek Judicial Review of such Final Adjustment, including the filing of a petition for readjustment with the Tax Court or the United States Claims Court, or the filing of a complaint for refund with the District Court of the United States for the district in which the Company’s principal place of business is located;

          (iii) file a request for an administrative adjustment with the IRS at any time and, if any part of such request is not allowed by the IRS, to file an appropriate pleading (petition or complaint) for Judicial Review with respect to such request;
          (iv) enter into an agreement with the IRS to extend the period for assessing any tax which is attributable to any item required to be taken into account by a Member for tax purposes, or an item affected by such item; and
          (v) take any other action on behalf of the Members in connection with any Tax Audit or Judicial Review proceeding.
          The Tax Matters Member shall consult with the other Member (that is not the Tax Matters Member) and receive the other Member’s written approval before taking any action pursuant to this Section 6.09(b) and show the other Member the relevant paperwork that such Member requests associated with such action. In the case of a disagreement between the Tax Matters Member and the other Member, an accounting firm to be selected by the Members’ Committee will resolve such disputes.
          The provisions relating to indemnification of a Member set forth in Article XII hereof shall be fully applicable to the Tax Matters Member in its capacity as such. The Tax Matters Member shall receive no compensation for its services. All third party costs and expenses incurred by the Tax Matters Member in performing its duties as such (including legal and accounting fees and any out-of-pocket expenses) shall be borne by the Company. Nothing herein shall be construed to restrict the Company from engaging an accounting firm or other experts or consultants to assist the Tax Matters Member in discharging its duties hereunder, so long as the compensation paid by the Company for such services is reasonable.
          (c) Unless the Members shall determine that other methods of allocations are required by the Code or applicable Treasury Regulations, each item of income, gain, loss and credit of the Company shall be allocated between the Members in accordance with their Percentage Interests for the fiscal year (or portion thereof) to which the item relates.
          6.10. Organizational Expenses
          The Company shall elect to deduct expenses, if any, incurred by it in organizing the Company ratably over a 180-month period as provided in Section 709 of the Code and the regulations promulgated thereunder.
          6.11. Withholding
          Each Member hereby authorizes the Company to withhold from or pay on behalf of or with respect to such Member any amount of federal, state, local, or foreign taxes that the Members’ Committee determines (provided, however, that the Members’ Committee may delegate such determination to the Tax Matters Member) that the Company is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement, including, without limitation, any taxes required to be withheld or paid by the Company pursuant to Sections 1441, 1442, 1445 or 1446 of the Code. Any amount paid on behalf of or with respect to a Member shall constitute a loan by the Company to such Member, which loan shall be repaid by such Member within fifteen (15) days after notice from the Company that such payment must be made unless (i) the Company withholds such payment from a distribution which would otherwise be made to the Member or (ii) the Members’ Committee determines, in its sole and absolute discretion, that such payment may be satisfied out of the available funds of the Company which would, but for such payment, be distributed to the Member. Any amounts withheld pursuant to the foregoing clauses (i) or (ii) shall be treated as having been distributed to such Member. In the event that a Member fails to pay any amounts owed to the Company when due pursuant to this Section 6.11, the Tax Matters Member may, in its sole and absolute discretion, determine to make the payment to the Company on behalf of such defaulting Member, and in such event shall be deemed to have loaned such amount to such defaulting Member and shall succeed to all rights and remedies of the Company as against such defaulting Member (including, without limitation, the right to receive distributions). Any amounts payable by a Member hereunder shall bear interest at a rate equal to Prime Rate, as published from time to time in the Wall Street Journal, plus two percentage points (but not higher than the maximum lawful rate) from the date such amount is due (i.e., fifteen (15) days after demand) until such amount is paid in full.
          6.12. Classification
          The Company will file information returns in a manner consistent with treatment of the Company as a partnership for United States federal income tax purposes and will not elect to be treated as a corporation for United States federal income tax purposes.
ARTICLE VII
BUDGETS AND BUSINESS PLANS
          7.01. Business Plans and Budgets
          (a) Prior to the first of August of each year, commencing August 1, 2008, the President, on behalf of the Company, shall submit to the Members’ Committee for its review and comment a preliminary five-year combined business plan commencing with the following year, which is proposed for the Company. Within ten (10) days thereof, the Members’ Committee shall provide its response to the President and a final business plan shall be submitted by October 1st and approved by the Members’ Committee by November 1st of each year.
          (b) On or before the first of November of each year, commencing November 1, 2008, the Company shall submit to the Members’ Committee for its review and comment a preliminary budget which is proposed for the Company for the following two (2) years. Within thirty (30) days thereof, the Members’ Committee shall provide its response to the President and a final budget for the following two (2) years, including Funding Obligations, shall be submitted by December 1st , and approved by the Members’ Committee by December 15th of each year.
          (c) Unless either party has earlier exercised its option to dissolve the Company in accordance with Section 10.04 hereof, then, commencing on or about March 31, 2007, the parties agree to use reasonable efforts to negotiate a business plan for the period commencing with expiration of the Pilot Period and ending December 31, 2011, and a proposed budget for the period commencing with expiration of the Pilot Period and ending December 31, 2009. The plan and budget as agreed shall become the initial Approved Business Plan and initial Approved Budget of the Company for the period following expiration of the Pilot Period. If the parties do not agree to such business plan and budget on or before September 1, 2007, then either party may elect to dissolve the Company in accordance with Section 10.04 hereof.
          7.02. Approval by the Members’ Committee
          If approved by the Members’ Committee in accordance with the terms of Section 7.01 hereof, the proposed five-year business plan (or shorter period under Section 7.01(c) hereof) shall become the Approved Business Plan for the applicable five-year (or shorter) period, and the proposed budget for the following two (2) years shall become the Approved Budget for the applicable two (2) year (or shorter) period under Section 7.01(c) hereof.
          7.03. Default Budget
          In the event that the Members’ Committee fails to approve a budget for any two (2) year period pursuant to Sections 7.01 and 7.02 hereof, then the Approved Budget for the next ensuing year shall be the budget for the second year of the two (2) year period as was contemplated within the then effective Approved Budget (for the avoidance of doubt, 2008 being the second year of the initial Approved Budget) and if the two (2) year period covered by the most recent Approved Budget expires and no further budget is approved by the Members’ Committee, there shall be a Default Budget (as defined below) for the next ensuing year. The default budget (a “Default Budget”) shall be equal to the annualized actual net cash for the most recent three months (expressed in termsof revenue, operating expenditures and capital spending) escalated by four percent (4%) . The Members’ monthly funding of the Default Budget will be based on the monthly average of the total annual Default Budget, unless the Members agree to allocate the annual Default Budget in another manner..
          7.04. Default Business Plan
          In the event a five-year business plan which is submitted to the Members’ Committee shall not be adopted pursuant to Sections 7.01 and 7.02 hereof, the Approved Business Plan which is then in effect shall continue to be the Approved Business Plan of the Company, except that the projected budget contained therein for any relevant year shall be deemed to have been superseded by the Approved Budget or default budget hereof, as applicable, for such year (determined in accordance with Section 7.02 or 7.03 hereof). If the most recent Approved Business Plan expires and no further business plan is approved by the Members’ Committee, then the Company shall continue operating on a basis consistent with the last year of the most recent Approved Business Plan.
ARTICLE VIII
CERTAIN REPRESENTATIONS, WARRANTIES, AND COVENANTS
          8.01. Authorization

          Each Member represents and warrants to the other Member that it has taken all action necessary for the authorization, execution, delivery and performance by it of this Agreement, including the related agreements to be executed and delivered simultaneously herewith (the “Related Agreements”) to which it is a party, and when this Agreement and the Related Agreements are executed and delivered by it, they will constitute its valid and binding obligations in accordance with their respective terms. Each Member represents and warrants it has all necessary corporate and other power with respect to the foregoing.
          8.02. Absence of Conflict
          Each Member represents and warrants to the other Member that neither the execution, delivery or performance of this Agreement or the Related Agreements being executed and delivered simultaneously herewith to which it is a party, nor the consummation of the transactions herein or therein contemplated, nor the fulfillment of or compliance with the terms and conditions hereof or thereof, will (nor with the giving of notice or lapse of time would) (a) conflict with its Certificate of Incorporation, Bylaws or other instrument pursuant to which it is organized, as amended or restated and as currently in effect or (b) result in a breach of or constitute a default under or conflict with any material contract, agreement or instrument to which it is a party or by which it or any of its Assets are bound (including, without limitation, any agreements with any banks or other lenders to which either Member or any of its Affiliates are a party or subject), or (c) violate any law, rule or regulation applicable to it or any of its Assets. Any third party, governmental or administrative consents or approvals which are required in connection with the foregoing have been obtained and are in full force and effect.
          8.03. Certain Covenants
          (a) Each Member covenants and agrees that in performing services for, or on behalf of, the Company (including the sale and marketing of the Company products, whether alone or in conjunction with other products of such Member), such Member shall comply with all applicable laws, regulations, judgments, decrees, orders and other governmentally imposed limitations in the performance of such services, and shall indemnify the other Member for any losses, including reasonable attorneys’ fees, to such other Member for breach of this covenant.
          (b) (i) Neither Arbitron nor TNC-NMR nor any of their respective Affiliates will compete with the Company by marketing in the Territory a direct replacement for the New Product; provided however that any Arbitron Affiliate and TNC or any other Affiliate of TNC, not including TNC-NMR or ACNielsen, may sell its services (the “Service Provider”) to a competitor (other than an Arbitron Affiliate or TNC or a TNC Affiliate, respectively) of the Company marketing a direct replacement of the New Product to third Persons in the United States so long as (A) the Service Provider first offers such services in writing to the Company, (B) the Company does not accept the offer within ninety (90) days, (C) the agreement to provide services to third Persons is made within one year of the offer and is at a price and on other terms which are no more favorable in the aggregate than those offered to the Company, and (D) the Service Provider does not, directly or indirectly, participate in marketing of the direct replacement. Any agreement to provide such services to third Persons proposed to be made by the Service Provider after the one year period shall again be subject to the first offer provisions hereunder in accordance with the terms hereof.

          (ii) Local Market Activities shall not be deemed “marketing in the Territory a direct replacement for the New Product,” but shall be subject to the provisions of paragraph (e) of this Section 8.03. . Moreover, nothing in this Agreement shall foreclose Arbitron or TNC-NMR or their respective Affiliates from the collection, sale, licensing and/or use of the following types of products or services without payment of royalty:
1.	Single media data, collected electronically or not, whether or not combined with store/venue traffic information, product purchase information or Consumer Information, independently of Apollo JV;

2.	Data that combines, through data fusion or other means of data integration or analysis, the multimedia data from one panel with the consumer data from a separate panel;

3.	Data relating to the measurement of direct mail, whether on a standalone basis or in combination with any other data or combinations of data permissible in Sections 8.03 herein;

4.	Data that relates only to consumer or retail data, but not media data;

5.	Single-panel data for both consumer behavior and exposure to multimedia, but only if and in so far as such multimedia data includes only one medium received outside of retail stores, malls and similar retail environments;

6.	Single-panel data for both consumer behavior and exposure to multimedia but only if and in so far as such multimedia data is collected via panelist or interviewer-completed surveys, including paper surveys, phone surveys, and web surveys that panelists or interviewers fill out by typing, clicking or similar manual or other personal effort;

7.	Single-panel data for both consumer behavior and exposure to multimedia, so long as the multimedia only includes one medium additional to Internet and only if and in so far as such consumer data includes only Internet purchases and related consumer behavior.
          (iii) The provisions of this paragraph (b) shall apply during the term of this Agreement so long as both Arbitron and TNC-NMR are at least five percent (5%) owners of Interests of the Company. Further, in the event of acquisition at any time during the term hereof by TNC-NMR of all of the Interests in accordance with Sections 10.02 and 10.03 hereof and exercise by TNC-NMR of its option under Section 10.03 (d) hereof, the provisions of this paragraph (b) shall continue to apply to Arbitron and its Affiliates during the term of the Business Services Agreement. If TNC-NMR does not exercise such option, then the provisions of paragraph (b) shall expire. In addition, in the event of acquisition at any time during the term hereof by Arbitron of all of the Interests in accordance with Sections 10.02 and 10.03 hereof and exercise by Arbitron of its option under Section 10.03 (d) hereof, the provisions of paragraph (b) shall continue to apply with respect to TNC-NMR and its Affiliates for a period of three (3) years from the date of acquisition. If Arbitron does not exercise such option, then the provisions of paragraph (b) shall expire.
          (c) In the event TNC-NMR elects to dissolve the Company in accordance with Section 10.04 hereof, then, for a period of one year after such election, neither TNC-NMR nor any of its Affiliates will market in the Territory the Homescan Panel or any other in-home product purchase scanning device in combination with any portable multimedia data measuring product, except that they may engage in Local Market Activities. In the event Arbitron elects to dissolve the Company in accordance with Section 10.04 hereof, then, for a period of one year after such election, neither Arbitron nor any of its Affiliates will market in the Territory any in-home product purchase scanning device in combination with the PPM, except that they may engage in Local Market Activities.
          (d) Nothing in this Agreement shall foreclose Arbitron or TNC-NMR or their respective Affiliates from the collection, sale, licensing and/or use of single media data, whether or not combined with store/venue traffic information, product purchase information or Consumer Information, independently of the Company.
          (e) Arbitron and TNC-NMR and their respective Affiliates (each herein, the “Collecting Party”) may engage in the collection, sale, licensing or other distribution and/or use of Combined Data on a Market by Market basis independently of the Company (such activities, “Local Market Activities”); provided, however, (i) the Collecting Party shall not use, or use any data collected from, the Company’s panelists (for the avoidance of doubt, such data does not include ACNielsen Homescan Consumer Panel Data (as defined in the Vendor Services Agreement) or from PPMs licensed to the Company (for the avoidance of doubt, such data does not include data collected from PPMs other than the specific PPMs licensed to the Company(which specific PPMs licensed to the Company, for the avoidance of doubt, shall be the only PPMs utilized by the Company’s panelist)) in connection with any Local Market Activities during the term of this Agreement and (ii) so long as both Arbitron and TNC-NMR are at least five percent (5%) owners of Interests of the Company, and for such further period of time, if any, that the provisions of paragraph (b) of this Section 8.03 are in effect for a respective Collecting Party, such Collecting Party shall pay to the Company a reasonable royalty with respect to its Local Market Activities (including those using Homescan panelists with any electronic multimedia means, but excluding those set forth in Section 8.1 of the Vendor Services Agreement), such reasonable royalty to be negotiated promptly and in good faith by the parties and approved pursuant to Section 4.03(aa) and the last paragraph of Section 4.03 hereof prior to the time the Collecting Party engages in Local Market Activities as permitted above; provided, however, the Collecting Party may distribute Combined Data on a Market by Market basis independently of the Company prior to agreement on a reasonable royalty, if such Combined Data is provided to prospective clients for free, only in limited amounts in the form of a sample report approved pursuant to Section 4.03(bb) hereof, solely for the purposes specified in

Section 4.03(bb) hereof and is not provided as part of any ongoing data delivery or commercial relationship. No royalty shall be required to be paid hereunder in respect of ACNielsen’s Local Market Activities, so long as such royalty is being paid under the terms of the Vendor Services Agreement or is not required to be paid pursuant to Section 8.1 of such agreement.
          (f) Except as set forth in this Section 8.03, nothing contained in this Agreement shall restrict Arbitron or its Affiliates from developing and/or commercializing the PPM or any other PPM Equipment (as defined in the Business Services Agreement) in any way.
          (g) Arbitron shall advise TNC-NMR on a bi weekly basis of the progress toward meeting the Milestone Dates, and each of Arbitron and TNC-NMR shall advise the other on a bi-weekly basis of the progress toward meeting the requirements of a Fully Encoded Panel and the [********] Data Date.
          (h) Arbitron and TNC-NMR acknowledge that the covenants set forth in this Section 8.03 are an essential element of this Agreement and that, but for the agreement of the parties to comply with these covenants, Arbitron and TNC-NMR, as applicable, would not have entered into this Agreement. Arbitron and TNC-NMR have independently consulted with its counsel and after such consultation agrees that the covenants set forth in this Section 8.03 are reasonable and proper. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 8.03 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.
ARTICLE IX
TRANSFERABILITY OF INTEREST
          9.01. Restricted Transfer of the Company Interest
          Except for sales or dispositions of Interests between Members pursuant to Section 10.02 hereof, a Member may not, without the prior written consent of the other Member, sell, assign, encumber or otherwise transfer (directly or indirectly, through one or more transactions, and whether voluntary, involuntary, by operation of law or otherwise) its Interest in the Company or any part thereof to any Person, except with respect to their projected earnings flow and in such case subject and junior in rights to all rights and obligations under this Agreement. Notwithstanding the previous sentence, either Member may transfer its Interests (i) together with sale or merger, consolidation or other transfer of all or substantially all of its assets or business or (ii) upon receiving the written consent of the other Member, which consent shall not be unreasonably withheld, to an Affiliate which is wholly owned by, or which wholly owns, such Member. It shall be a condition precedent to any transfer that the transferee agrees in writing to be bound by the terms of this Agreement. Any transfer which is not made in strict compliance with the terms of this Section 9.01 shall be null and void.
ARTICLE X
DISSOLUTION; BUY/SELL OPTION
          10.01. Dissolution; Initiation of Buy/Sell Option
          (a) Dissolution by Mutual Agreement. The Members may dissolve the Company at any time by execution of a written agreement signed by a duly authorized officer of each Member stating that the Members wish to terminate this Agreement and setting forth terms for the disposition or allocation of the assets, liabilities and rights and obligations of the Company, and the Members shall dissolve the Company upon expiration of the term under Section 3.04 hereof, unless such term has been extended by mutual written agreement or the buy/sell option under Section 10.02 hereof has been earlier exercised.
          (b) Initiation of Buy/Sell Option. Either Member shall have the right to initiate the buy/sell procedure under Section 10.02 hereof at any time after five (5) years from the end of the Pilot Period.
          10.02. Buy/Sell Option Procedure
          (a) Upon the satisfaction of the condition of Section 10.01(b) hereof entitling either Member to exercise rights pursuant to this Section 10.02, the Member exercising such rights (such person, the “Proposer”) may initiate the buy/sell procedure of this Section 10.02 by delivering written notice thereof, together with a price (the “Proposer’s Purchase Price”), expressed as a U.S. dollar amount per percent of Company Interest and its proposed sale terms, to the other Member, including whether the Proposer, if it is the purchasing Member, elects, pursuant to Section 10.03(d) to continue the Business Services Agreement or Vendor Services Agreement, as applicable. The Proposer’s Purchase Price shall be determined on the basis of a going concern valuation by an Investment Banking Firm retained (at its expense) by the Proposer of all of the Company’s Interests for the Company or in whole multiplied by the percentage of the Company Interests to be sold (the “Valuation Report”), a copy of which shall accompany its notice. Such valuation, and any other valuation under Section 10.02 shall take into account the purchaser’s rights under Section 10.03(d) hereof.
          (b) Upon receipt of the Proposer’s notice and Valuation Report (collectively, the “Proposer’s Notice”), the receiving Member (the “Recipient”) shall have the right and obligation, by written notice to the Proposer within one hundred eighty (180) days after receipt of the Proposer’s Notice, to elect either to sell all of its Interests to the Proposer or to purchase all of the Proposer’s Interests, and the Proposer shall have the obligation to sell if the Recipient elects to purchase, or to purchase if the Recipient elects to sell.
          (c) The price for the purchase and sale under paragraph (b) hereof (the “Final Purchase Price”) shall be equal to the Proposer’s Purchase Price, unless the Recipient gives notice to the Proposer within forty-five (45) days after receipt of the Proposer’s Notice that the Recipient does not agree with the Proposer’s Valuation Report. In such case, the Recipient shall deliver written notice thereof, together with a price, expressed as a U.S. dollar amount per percent of Company Interest (the “Recipient’s Purchase Price”) within ninety (90) days after receipt of the Proposer’s Notice, whereupon, except as provided in paragraph (d) hereof, the Final Purchase Price shall be equal to the average of the Proposer’s Purchase Price and the Recipient’s Purchase Price. The Recipient’s Purchase Price shall be determined on the basis of a going concern valuation by an Investment Banking Firm retained by the Recipient (at its expense) of all of the Company’s Interests for the Company as a whole multiplied by the percentage of the Company Interests to be purchased or sold and based on the Valuation Report of the Recipient’s Investment Banking Firm, a copy of which shall accompany the Recipient’s notice.
          (d) If the Recipient gives a notice under paragraph (c) hereof and the Proposer gives notice to the Recipient within forty-five (45) days of receiving the Recipient’s notice under paragraph (c) that the Proposer does not agree with the purchase price determination under paragraph (c), then the Proposer and the Recipient shall direct the two Investment Banking Firms which have conducted their respective valuations to select a third Investment Banking Firm (the expense of which shall be shared equally by the Proposer and the Recipient) to conduct a going concern valuation of all of the Interests in the Company, which shall include a determination of the price for all the Interests of the Company, and deliver it to the Members and Company within ninety (90) days of receipt of the Recipient’s Valuation Report under paragraph (c), in which case the Final Purchase Price shall be determined on the basis of the average of the Proposer’s Purchase Price, the Recipient’s Purchase Price and the purchase price determined by such third Investment Banking Firm.
          (e) Notwithstanding any other provision hereof, in the event that the Final Purchase Price, determined under paragraph (c) or (d) hereof, is at least ten percent (10%) more than the Proposer’s Purchase Price, then, if the Proposer is obligated to purchase under paragraph (a) hereof, within thirty (30) days after receipt of the Recipient’s notice under paragraph (b) hereof, the Proposer may withdraw the Proposer’s Notice under paragraph (a) hereof, and, in the event that the Final Purchase Price, so determined, is at least ten percent (10%) less than the Proposer’s Purchase Price, within thirty (30) days after receipt of Recipient’s notice under paragraph (b) hereof, if the Proposer is obligated to sell under paragraph (b), the Proposer may withdraw the Proposer’s Notice under paragraph (a) hereof.
          (f) In the event of the Proposer’s withdrawal under paragraph (e) hereof, neither the Proposer nor the Recipient shall have any further obligation to sell or purchase in respect of the Proposer’s Notice. Further, in such case, the Proposer shall not be entitled, for a period of two years thereafter, to exercise the buy/sell option under this Section 10.02.
          (g) (i) In the event that the Recipient delivers a notice under paragraph (b) hereof, the one hundred eighty (180) day period under paragraph (b) shall be extended by thirty (30) days to two hundred ten (210) days, and, in the event that the Proposer delivers a notice under paragraph (c) hereof, the one hundred eighty (180) day notice under paragraph (b) shall be extended for an additional thirty (30) days to an aggregate of two hundred forty (240) days.
          (ii) Failure by the Recipient to give notice that it elects to purchase or elects to sell within the requisite time period under paragraph (b), as it may be extended under subpart (i) hereof, shall constitute an election to purchase. Notices under paragraphs

(c), (d), or (e) hereof shall in no event constitute an election under paragraph (b) unless such election is expressly set forth in such notice.
          10.03. Buy/Sell Closing.
          (a) The closing of a purchase or sale under Section 10.02 hereof (the “Buy/Sell Closing”) shall occur as soon as reasonably practicable after delivery by such Member of its election notice and determination of the Final Purchase Price. Each Member shall use its reasonable efforts to cause the Buy/Sell Closing to occur expeditiously, including the making of any filings and the seeking of any consents and approvals or the expiration of any waiting period that are necessary or desirable in connection therewith.
          (b) The selling Member shall execute such documents as are reasonably required by the purchasing Member to vest in the purchasing Member title to the selling Member’s Interest, free and clear of all liens and encumbrances.
          (c) The purchasing Member shall, prior to the effective date of sale, and, as a condition thereof, arrange for release of the selling Member from any of its guarantees of loans or other obligations of the Company, and for payment by the Company of all indebtedness of the Company to the selling Member.
          (d) TNC-NMR, if it is the purchasing Member, shall have the option, to be exercised by written notice to Arbitron on or before the date of its notice under Section 10.02(a) hereof, if it is the Proposer, or its exercise of its option to purchase under Section 10.02(b) hereof, if it is the Recipient, if the term of the Business Services Agreement is then in effect, to continue the Business Services Agreement for a period of seven and one-half (7 1/2) years (subject to earlier termination in accordance with the terms thereof) from the date of the Buy/Sell Closing, on the terms set forth therein. Arbitron, if it is the purchasing Member, shall have the option, to be exercised by written notice to TNC-NMR and ACNielsen on or before the date of its notice under Section 10.02(a) hereof, if it is the Proposer, or its exercise of its option to purchase under Section 10.02 (b) hereof, if it is the Recipient, if the term of the Vendor Services Agreement is then in effect, to continue the Vendor Services Agreement for a period of seven and one-half (7 1/2) years (subject to earlier termination in accordance with the provisions thereof) from the date of the Buy/Sell Closing, on the terms set forth therein.
          10.04. Dissolution Option.
          (a) Either TNC-NMR or Arbitron may elect, as its sole remedy, upon written notice to the other, to dissolve the Company upon occurrence of any of the following events:
          (i) [********], provided that the other party has not given written notice on or before [********] that it has elected to extend this date to [********];
          (ii) Failure of Arbitron to meet either of the two following milestones within thirty (30) days of the following respective dates:

(1)	Three Network Milestone by [********]; or

(2)	Four Network Milestone by [********];
          (iii) The [********] Review Period has passed;
          (iv) Election to terminate is made in accordance with Section 6.03(b)(ii) hereof; or
          (v) Election to dissolve is made in accordance with Section 7.01(c) hereof.
Any exercise of an option under subparts (i) or (ii) of subsection (a) of this Section 10.04 shall be effective only if made within forty-five (45) days after the respective date specified therein. Any exercise of the option under subpart (iii) shall be effective only if made on or before [********], and any exercise of the option under subpart (v) shall be effective only if made at any time after [********] but prior to agreement, if any, by the parties on a new business plan.
          (b) TNC-NMR may elect, upon written notice to Arbitron, to dissolve the Company upon the occurrence of the termination of the Business Services Agreement as a result of an Insurmountable Infringement Claim (as defined in the Business Services Agreement). In such event, Arbitron and its Affiliates shall not engage in any Local Market Activities or the business of using, selling, licensing, otherwise distributing, or enabling a third party or any Person to engage in the business in the Territory of using, selling, licensing or otherwise distributing, in each case, (i) PPM Equipment (as defined in the Business Services Agreement) or (ii) similar equipment, in each case, to measure the media return on investment to advertisers by collecting and integrating Combined Data (the “Apollo Activities”) for the lesser of (i) the then remaining term of the Business Services Agreement or (ii) five (5) years from and after the date of dissolution, but in no event less than one (1) year from the date of dissolution. Notwithstanding the foregoing, if Arbitron desires to engage in Apollo Activities during such restricted period, Arbitron shall send a notice to TNC-NMR indicating such desire. Such notice shall specify and certify (i) the specific Apollo Activities Arbitron wishes to engage in, (ii) that Arbitron has fully resolved the Insurmountable Infringement Claim with respect to Apollo Activities, and (iii) that Arbitron has the right to use, for Apollo Activities, the PPM Equipment used by Apollo JV prior to the Insurmountable Infringement Claim (or similar equipment having the same or better functionality and features). TNC-NMR shall notify Arbitron within ninety (90) days of the receipt of such notice whether it desires to engage in Apollo Activities with Arbitron. If TNC-NMR notifies Arbitron within ninety (90) days of the receipt of such notice that it does not desire to engage in Apollo Activities with Arbitron, Arbitron and its Affiliates may engage in Apollo Activities without TNC-NMR; provided that Arbitron shall not engage in any Apollo Activities for at least one (1) year from the date of dissolution of the Company. If TNC-NMR notifies Arbitron that it desires to engage in Apollo Activities with Arbitron, then: (i) Arbitron and TNC-NMR shall form a joint venture to conduct such activities on the same terms and conditions as set forth in this LLC Agreement and shall enter into agreements and arrangements on the same terms and conditions as set forth in the Business Services Agreement and the Master Services Agreement; (ii) the costs and expenses to start-up such joint venture and its operations shall be borne by Arbitron (including all costs and expenses of the reinstallation of panels and equipment); and (iii) the direct costs and expenses of remedying the Insurmountable Infringement Claim shall be borne by Arbitron. If the Company has been dissolved for one or more of the reasons set forth in this Section 10.04(b), then this Section 10.04(b) shall survive dissolution of the Company.
          (c) If a party elects to dissolve the Company under this Section 10.04, then this Agreement shall be terminated (other than this Section 10.04 and Article XIII hereof, which shall survive termination of this Agreement) on a date fixed by such party, to be not less than ten (10) nor more than ninety (90) days thereafter, and both Members shall take all necessary and appropriate action to dissolve the Company in accordance with the provisions of Delaware law. In such case, the parties acknowledge and agree that the Business Services Agreement and the Vendor Services Agreement shall each terminate effective upon the date of termination of this Agreement, and except as provided in this Section 10.04, neither party shall have any further obligation to the other under this Agreement, except that any rights and obligations of the parties to the date of termination, including, without limitation, accrued but unpaid Funding Obligations through the date of termination, shall survive. Any distributions in connection with the dissolution of the Company shall be allocated to the Members in accordance with their Percentage Interests.
          10.05. Judicial Dissolution. The Members agree that irreparable damage would be done to the goodwill and reputation of the Company if either Member should bring an action in court to dissolve the Company, wind-up the Company or to partition the Company’s assets and property otherwise then as expressly provided herein. Care has been taken in this Agreement to provide appropriate provisions to address situations where the Members are not in agreement on how to proceed as to any matter. Accordingly, each of the Members accepts the provisions of this Agreement as its sole entitlement on termination of its membership relationship and sole means of dissolving or otherwise winding-up the Company. Except as expressly provided herein, each Member hereby waives and renounces its right to seek a court decree of dissolution, winding-up or any action for partition in kind or a partition by sale, or to seek the appointment by a court of liquidator for the Company or its assets and properties pursuant to Sections 18-801(3), 18-801(5), 18-802, or 18-803 of the Delaware Act or otherwise.
ARTICLE XI
FORCE MAJEURE
          A Member whose performance hereunder is prevented by an event or condition of Force Majeure, upon providing written notice to the other Member of such event or condition, shall be excused from performance to the extent such event or condition prevents its performance, provided that the Member so affected shall use reasonable efforts to avoid or remove the cause of nonperformance and shall continue performance hereunder immediately upon the removal of such causes.

ARTICLE XII
LIABILITY, EXCULPATION, INDEMNIFICATION AND INSURANCE
          12.01. Liability
          (a) General. To the fullest extent permitted by law, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member or Covered Person shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or Covered Person.
          (b) Liability for Amounts Distributed. The Members hereby agree that, except as otherwise expressly provided herein or required by applicable law, no Member shall have an obligation to return money or other property paid or distributed to such Member whether or not such distribution was in violation of the Delaware Act. The agreement set forth in the immediately preceding sentence shall be deemed to be a compromise for purposes of §18-502(b) of the Delaware Act. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to make any such return, such obligation shall be the obligation of such Member and not of any other Person.
          12.02. Duties and Liabilities of Covered Person; Exculpation
          (a) No Member or Covered Person shall be liable or accountable in damages or otherwise to the Company or to any Member for any loss or liability arising out of any act or omission on behalf of the Company taken or omitted by such Member or Covered Person, so long as such act or omission did not constitute Disabling Conduct and is otherwise in accordance with the terms of this Agreement.
          (b) Each Member and Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Member or Covered Person believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of assets, liabilities, profits or losses or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.
          12.03. Indemnification
          To the fullest extent permitted by applicable law, the Company shall indemnify and hold harmless each of the Covered Persons from and against any and all liabilities, obligations, losses, damages, fines, taxes and interest and penalties thereon (other than taxes based on fees or other compensation received by such Covered Person from the Company), claims, demands, actions, suits, proceedings (whether civil, criminal, administrative, investigative or otherwise), costs, expenses and disbursements (including legal and accounting fees and expenses, costs of investigation and sums paid in settlement) of any kind or nature whatsoever (collectively, “Claims and Expenses”) which may be imposed on, incurred by or asserted at any time against such Covered Person in any way related to or arising out of this

Agreement, the Company or the management or administration of the Company or in connection with the business or affairs of the Company or the activities of such Covered Person on behalf of the Company; provided, that a Covered Person shall not be entitled to indemnification hereunder against Claims and Expenses that are determined to be primarily attributable to Disabling Conduct of such Person.
          12.04. Advancement of Expenses
          To the fullest extent permitted by applicable law, the Company shall pay the expenses (including reasonable legal fees and expenses and costs of investigation) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding by reason of the fact that such Covered Person is or was acting on behalf, or at the request, of the Company (other than a claim, demand, action, suit or proceeding brought by the Company against a Member for such Member’s material breach or violation of this Agreement) as such expenses are incurred by such Covered Person and in advance of the final disposition of such matter, provided that such Covered Person undertakes to repay such expenses if it is determined by agreement between such Covered Person and the Company or, in the absence of such an agreement, by a final judgment of a court of competent jurisdiction that such Covered Person is not entitled to be indemnified pursuant to Section 12.03 hereof. Any claim for advancement of expenses shall set forth in reasonable detail the basis for the claim.
          12.05. Notice of Proceedings
          Promptly after receipt by a Covered Person of notice of the commencement of any proceeding against such Covered Person, such Covered Person shall, if a claim for indemnification in respect thereof is to be made against the Company, give written notice to the President of the Company and the Members’ Committee of the commencement of such proceeding, provided that the failure of a Covered Person to give notice as provided herein shall not relieve the Company of its obligations under Sections 12.03 and 12.04 hereof, except to the extent that the Company is prejudiced by such failure to give notice. In case any such proceeding is brought against a Covered Person (other than a proceeding by or in the right of the Company), after the Company has acknowledged in writing its obligation to indemnify and hold harmless the Covered Person, the Company will be entitled to assume the defense of such proceeding; provided, that (i) the Covered Person shall be entitled to participate in such proceeding and to retain its own counsel at its own expense, and (ii) if the Covered Person shall give notice to the Company that in its good faith judgment certain claims made against it in such proceeding could have a material adverse effect on the Covered Person or its Affiliates other than as a result of monetary damages, the Covered Person shall have the right to control (at its own expense and with counsel reasonably satisfactory to the Company) the defense of such specific claims with respect to the Covered Person (but not with respect to the Company or any other Member); and provided, further, that if a Covered Person elects to control the defense of a specific claim with respect to such Covered Person, such Covered Person shall not consent to the entry of a judgment or enter into a settlement that would require the Company to pay any amounts under Section 12.03 hereof without the prior written consent of the Company, such consent not to be unreasonably withheld. After notice from the Company to such Covered Person acknowledging the Company’s obligation to indemnify and hold harmless the Covered Person and electing to assume the defense of such proceeding, the Company will not be liable for expenses subsequently incurred by such Covered Person in connection with the defense thereof.

Without the consent of such Covered Person, the Company will not consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Covered Person of a release from all liability arising out of the proceeding and claims asserted therein. Any decision that is required to be made by the Company pursuant to Section 12.03 or 12.04 hereof or this Section 12.05 shall be made on behalf of the Company by the unanimous affirmative vote of the Members’ Committee.
          12.06. Insurance
          The Company shall purchase and maintain directors’ and officers’ errors and omissions insurance, to the extent and in such amounts as the Members’ Committee shall, in its discretion, deem reasonable.
ARTICLE XIII
GENERAL PROVISIONS
          13.01. No Publicity or Advertisement Without Prior Consultation
          Except after consultation with the other parties to this Agreement, none of the Members or the Company shall, and each of the parties shall use its reasonable efforts to assure that none of its officers, directors, employees, agents or advisors shall, publicize, advertise, announce or describe to any governmental entity or other third person, the terms of this Agreement, the parties hereto or the transactions contemplated hereby, except as it believes in good faith to be required by applicable law, regulation, or stock market rules or as permitted pursuant to this Agreement.
          13.02. Severability
          Any portion or provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining portions or provisions hereof in such jurisdiction or, to the extent permitted by law, rendering that or any other portion or provision hereof invalid, illegal or unenforceable in any other jurisdiction.
          13.03. Article and Section Headings, Schedules and Exhibits
          The Article and Section headings included in this Agreement are for the convenience of the parties only and shall not affect the construction or interpretation of this Agreement. Schedules and Exhibits referred to in this Agreement are an integral part of this Agreement.
          13.04. Counterparts
          This Agreement and any documents executed pursuant hereto may be executed in any number of counterparts, each one of which shall be an original and all of which shall constitute one and the same document.
          13.05. Gender and Number

          In this Agreement (unless the context requires otherwise), the masculine, feminine and neuter genders and the singular and the plural include one another.
          13.06. Expenses
          Unless otherwise provided in this Agreement, the parties shall each bear their own fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including without limitation all fees and expenses of counsel).
          13.07. Notices
          All notices given pursuant to this Agreement shall be in writing and be personally delivered or mailed with postage prepaid, by registered or certified mail, return receipt requested to the address set forth below or such other address as a party may from time to time specify in writing to the other party. If so mailed and also sent by telegram or facsimile machine, the notice will conclusively be deemed to have been received on the business day next occurring 48 hours after the latest to occur of such mailing and telegraphic or facsimile communication; otherwise, no notice shall be deemed given until it actually arrives at the address in question. The addressees to which notices are initially to be sent are as follows:
     (a)     If to Arbitron:
Arbitron Inc.
142 West 57th Street
New York, New York 10019
Attention: President
Facsimile No.: (212) 887-1401
With a copy to:

Arbitron Inc.
9705 Patuxent Woods Drive
Columbia, MD 21046
Attn: General Counsel
Fax: (410) 312-8613
     (b)     If to TNC-NMR:
Nielsen Media Research, Inc.
770 Broadway
New York, NY 10036
Attention: General Counsel
Facsimile No.: (646) 654-8318
               With a copy to:
Simpson Thacher & Bartlett LLP
425 Lexington Ave.

New York, NY 10017
Attention: Peter Malloy
Facsimile No. (212) 455-2502
          13.08. No Third Party Beneficiaries
          No employee of the Company (or his/her spouse or beneficiary), or any other Person not a party to this Agreement, shall be entitled to assert any claim hereunder. This Agreement shall be binding upon and inure to the benefit only of the parties hereto and their respective successors. Notwithstanding any other provisions to the contrary except with respect to such successors, it is not intended and shall not be construed for the benefit of any third party or any Person not a signatory hereto. In no event shall this Agreement constitute a third party beneficiary contract.
          13.09. Governing Law; Arbitration
          This Agreement is governed by, and is to be construed and interpreted in accordance with, the law of the State of Delaware, without giving effect to the conflict of law principles thereof. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in New York, New York, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Unless otherwise agreed in writing by the parties, the arbitration panel shall have no authority to amend or contravene this Agreement, to expand or otherwise modify the scope of the Business of the Company or to make any award or finding contrary to the provisions of an applicable Approved Budget or Approved Business Plan. Judgment on the award may be entered in any court having jurisdiction thereof.
          13.10. Modifications, Amendments or Waivers
          Except as otherwise provided herein, provisions of this Agreement may be modified, amended or waived only by a written document specifically identifying this Agreement and signed by a duly authorized executive officer of each Member.
          13.11. Assignment, Successors and Assigns
          Except as set forth in Section 9.01 hereof, without the other Member’s written consent, this Agreement and the rights and obligations hereunder, shall not be assignable by any Member. This Agreement shall be binding upon, and inure to the benefit of, the respective successors and permitted assigns of the parties hereto.
          13.12. Remedies
          The obligations of the Members under this Agreement are unique. The parties acknowledge that it would be extremely impracticable to measure damages resulting from any default under this Agreement. Accordingly, it is agreed that a Member not in default under this Agreement may bring a claim in equity for specific performance, in addition to any other available rights and remedies.

          13.13 Status of Option Agreement Nothing in this Agreement shall affect or limit the rights of TNC-NMR under the Original Option Agreement. TNC-NMR and Arbitron acknowledge and agree that Amendment No. 2 has expired and the option under Section 2.4 of the Original Option Agreement has expired pursuant to the Agreement dated February 6, 2006.
          13.14. Joint Preparation
          This Agreement has been jointly prepared by the Members and the provisions of this Agreement shall not be construed more strictly against any Member as a result of its participation in such preparation.
          13.15. Entire Agreement
          Subject to Section 13.13 hereof, this Agreement (including the Schedules and Exhibits hereto) and the Related Agreements constitute the entire agreement of the Members with respect to the subject matter hereof and supersede all prior written or oral and all contemporaneous oral agreements, understandings and negotiations between the Members with respect to the subject matter hereof, except that the provisions of Section 5.2 and Articles XI and XII of the Cost-Sharing Agreement and any rights and obligations accrued thereunder to the Execution Date hereof shall continue in full force and effect. Further, this Agreement shall not be deemed to modify or affect any rights (i) under the Confidentiality Agreement dated March 22, 2002 and (ii) under the trilateral Mutual Non-Disclosure Agreement with The Procter and Gamble Company dated April 30, 2004. Arbitron and TNC-NMR acknowledge and agree that the Joint Development and Commercialization Agreement with P&G dated September 27, 2004 has expired and is null and void.
          13.16. Further Assurances. Each Member shall fully and faithfully carry out all its respective agreements and covenants expressly set forth in this Agreement. Each of the Members agrees to execute, acknowledge and deliver such additional documents and take such further actions, as may reasonably be required from time to time to carry out each of the provisions, and the intent, of this Agreement, and every agreement or document relating hereto, entered into in connection herewith.
[End of text; the signature page follows]

          IN WITNESS WHEREOF, the members hereto have caused this Agreement to be executed by their duly authorized representatives, effective as of the day and year first above written.

ARBITRON INC.
By:	/s/ Stephen B. Morris
	Name:	Stephen B. Morris
Its: President and Chief Executive Officer

NIELSEN MEDIA RESEARCH, INC.
By:	/s/ John A. Dimling
	Name:	John A. Dimling
Its: